Exhibit 99.1

Pain Therapeutics Announces First Quarter 2005 Financial Results

          SOUTH SAN FRANCISCO, Calif., April 21 /PRNewswire-FirstCall/ -- Pain Therapeutics, Inc. (Nasdaq: PTIE), a biopharmaceutical company, today reported financial results for the three months ended March 31, 2005.

          The net loss for the quarter ended March 31, 2005 was $8.6 million, or $0.20 per share, compared to a net loss of $10.2 million, or $0.29 per share in the first quarter of 2004.  Cash, cash equivalents and marketable securities were $91.1 million at March 31, 2005.

          Research and development expenses for the first quarter of 2005 decreased to $8.1 million from $9.5 million in the first quarter of 2004 primarily due to the completion of the first Phase III study with Oxytrex(TM) and the timing of the Phase III studies with PTI-901 and Remoxy(TM).

          General and administrative expenses increased to $1.0 million in the first quarter of 2005 from $0.9 million in the first quarter of 2004 primarily due to increased headcount related expenses.

          No Changes to Financial Outlook

          Pain Therapeutics continues to expect cash requirements for 2005 to be approximately $40 million, plus or minus ten percent.  The Company also continues to expect the net loss for 2005 to be approximately $41 million, plus or minus 10 percent.  The net loss for 2005 is expected to be higher than the cash requirements primarily due to non-cash expenses included in the net loss.

          Recent Product and Pipeline Highlights

          Oxytrex: New Drug To Treat Severe Pain

          Oxytrex is a new opioid painkiller in Phase III testing. In March 2005, we announced positive clinical results from the first of two Phase III studies. In this variable-dose study of 719 patients with severe low-back pain, Oxytrex showed minimal physical dependence, better overall safety, less drug use and similar pain relief to oxycodone.  Specifically, Oxytrex patients reported 50% less symptoms of physical dependence and withdrawal (p<0.01) after cessation of prolonged, high-dose opioid therapy and about 20% less overall opioid-related side-effects during treatment, including less somnolence (p<0.05), less uncontrollable itching (p<0.05) and less moderate-to-severe constipation (p<0.05).  A second Phase III study is in progress.  We plan to enroll over 700 patients with advanced osteoarthritic pain in this fixed-dose Phase III study.

          Remoxy: Deters Oxycodone Abuse

          Remoxy is a novel, abuse-resistant form of long-acting oxycodone in Phase III testing.  Oxycodone is also the active ingredient in Oxycontin(R), a controlled-release formulation with sales of nearly $2 billion.  The U.S. Drug Enforcement Administration and the national media have linked oxycodone to widespread patterns of abuse, addiction, diversion and overdose.  Remoxy’s unique formulation incorporates several abuse-deterrent properties.  These properties make it exceedingly difficult and frustrating for drug abusers to extract the oxycodone in Remoxy for purposes of getting high.  In December 2004, we announced data that highlight Remoxy’s abuse-resistance compared to Oxycontin. These clinical data were statistically significant (p<0.05) in the time points when abusers expect to get high.

          PTI-901: New Drug for Irritable Bowel Syndrome (IBS)

          PTI-901 is a novel IBS treatment in Phase III testing.  It is intended to treat men or women with chronic IBS.  The Phase III program for PTI-901 consists of two studies that are identical in all respects, except for gender. One study is enrolling 600 women while the other is enrolling 600 men, all of whom have been diagnosed with chronic IBS by a gastroenterologist according to clinically accepted criteria. Each study is randomized, double-blinded and will assess the clinical effect of PTI-901 against placebo during a three-month treatment period.  As previously disclosed, the female study is enrolling patients faster than the male study. We believe this difference in patient enrollment rates occurs because IBS affects more women than men.

          No Changes to Clinical Outlook

          In the second half of 2005, we continue to expect to make the following clinical announcements:

Drug Candidate	Patient Population	Expected Announcement

Oxytrex	Osteoarthritic Pain - Phase III	Report top-line results
PTI-901	Irritable Bowel Syndrome - P.III	Complete enrollment in women
PTI-901	Irritable Bowel Syndrome - P.III	Report top-line results in women
Remoxy	Severe Chronic Pain - P.III	Complete patient enrollment
Remoxy	Severe Chronic Pain - P.III	Report top-line results
Remoxy	Severe Chronic Pain - P.III	Initiate second Phase III

          About Pain Therapeutics, Inc.

          We are a biopharmaceutical company that develops novel drugs.  Our drug candidates target severe chronic pain, such as pain associated with low-back pain, osteoarthritis or irritable bowel syndrome.  We have three unique drug candidates in clinical development:  Oxytrex, Remoxy and PTI-901, all of which are in Phase III clinical trials.  We believe the target market for our three drug candidates exceeds $3 billion per year.  We own commercial rights to our drug candidates.

          For more information please visit our website at www.paintrials.com.

          Note Regarding Forward-Looking Statements:  This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). PTI disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing, scope or expected outcome of the Company’s clinical development of its drug candidates, the Company’s expected cash requirements in 2005 and through late-stage development of its drug candidates, the Company’s net loss for 2005, the potential benefits of the Company’s drug candidates and the size of the potential market for the Company’s products.  Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the uncertainty of patent protection for the Company’s intellectual property or trade secrets, the Company’s ability to obtain additional financing if necessary and unanticipated research and development and other costs.  For further information regarding these and other risks related to the Company’s business, investors should consult the Company’s filings with the Securities and Exchange Commission.

PAIN THERAPEUTICS, INC.
(A Development Stage Enterprise)
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,

	2005	2004

Operating expenses (1):
Research and development	$8,122	$9,496
General and administrative	1,038	937
Total operating expenses	9,160	10,433
Operating loss	(9,160)	(10,433)
Other income:
Interest income	571	270
Net loss	$(8,589)	$(10,163)
Basic and diluted loss per common share	$(0.20)	$(0.29)
Weighted-average shares used in computing basic and diluted loss per common share	43,664	35,426

(1)

Included in research and development and general and administrative expenses are stock based compensation expenses/(credits)of ($33) thousand and $52 thousand for the quarters ended March 31, 2005 and 2004, respectively.

PAIN THERAPEUTICS, INC.
(A Development Stage Enterprise)
CONDENSED BALANCE SHEETS
(in thousands)

	March 31, 2005	December 31, 2004 (2)

Assets
Current assets:
Cash, cash equivalents and marketable securities	$91,141	$99,397
Prepaid expenses	152	259
Total current assets	91,293	99,656
Property and equipment, net	1,404	1,461
Other assets	75	75
Total assets	$92,772	$101,192
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$904	$877
Accrued development expense	6,521	6,358
Accrued compensation and benefits	639	415
Other accrued liabilities	157	146
Total liabilities	8,221	7,796
Stockholders’ equity:
Common stock	44	44
Additional paid-in-capital	205,943	205,920
Accumulated other comprehensive loss	(823)	(544)
Deficit accumulated during the development stage	(120,613)	(112,024)
Total stockholders’ equity	84,551	93,396
Total liabilities and stockholders’ equity	$92,772	$101,192

(2)	Derived from audited financial statements.

SOURCE  Pain Therapeutics, Inc.
          -0-                                        04/21/2005
          /CONTACT:  Christi Waarich, Senior Manager of Investor Relations, of Pain Therapeutics, Inc., cwaarich@paintrials.com, or +1-650-825-3324; or media, Kathy Nugent, Ph.D., of Burns McClellan, +1-212-213-0006, for Pain Therapeutics, Inc./
          /Web site:  http://www.paintrials.com /